EXECUTION


                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-1



                               TERMS AGREEMENT
                               ---------------



                                                      Dated: January 23, 1997





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 1997 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1997-1.
------------------

Terms of the Series 1997-1 Certificates: Structured Asset Securities --------------------------------------- Corporation, Series 1997-1 Mortgage
Pass-Through Certificates, Class A, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A and Class R Certificates (collectively, the "Senior Certificates") and the Class B1, Class B2 and Class B3 Certificates (together with the Senior Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 33-99598.
----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date ------------------- the Senior Certificates be rated "AAA" by Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"); that the Class B1 Certificates be rated "AA" or higher by S&P and Fitch; that the Class B2 Certificates be rated "A" or higher by S&P and Fitch; and that the Class B3 Certificates be rated "BBB" or higher by S&P and Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------    Lehman     Brothers    Inc. (the
"Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on
Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  January 1, 1997.
------------

Closing Date: 10:00 A.M., New York time, on or about January 29, 1997. On ------------ the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                                   LEHMAN BROTHERS INC.


                                   By:  /s/ Michael J. O'Hanlon
                                        -------------------------
                                        Name: Michael J. O'Hanlon
                                        Title: Managing Director


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Prue Larocca
     ----------------------------
     Name: Prue Larocca
     Title: Vice President


                                  Schedule 1
                                  ----------

                 Initial
               Certificate      Certificate        Purchase
                Principal         Interest           Price
Class           Amount(1)           Rate          Percentage
-----          -----------      -----------       ----------


Class A        $164,573,000        (2)            102.500%
Class B1          2,572,000        (2)            100.500
Class B2          1,285,000        (2)            101.063
Class B3            857,000        (2)             85.000
Class R                 100        (2)            100.000

________________________________
(1)  Approximate.
(2) Interest will accrue on the Offered Certificates at the applicable per annum rate described in the Prospectus Supplement.